As filed with the Securities and Exchange Commission on September 19, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORIZON PHARMA PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Adelaide Chambers

Peter Street, Dublin 8

Ireland

Tel: 011-353-1-649-8521

(Address and Telephone Number of Principal Executive Offices)

Horizon Pharma, Inc. 2005 Stock Plan

Horizon Pharma, Inc. 2011 Equity Incentive Plan

Horizon Pharma, Inc. 2011 Employee Stock Purchase Plan

Horizon Pharma Public Limited Company 2014 Equity Incentive Plan

Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan

Horizon Pharma Public Limited Company 2014 Employee Share Purchase Plan

(Full titles of the plans)

Timothy P. Walbert

Chairman, President and Chief Executive Officer

Horizon Pharma plc

c/o Horizon Pharma Holdings USA, Inc.

520 Lake Cook Road, Suite 520

Deerfield, Illinois 60015

(224) 383-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lynda Kay Chandler, Esq.

Sean M. Clayton, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Tel: (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Horizon Pharma, Inc. 2005 Stock Plan Ordinary Shares, $0.0001 par value per share	1,133,798 shares (3)	$14.04(i)	$15,918,523.92	$2,050.31
Horizon Pharma, Inc. 2011 Equity Incentive Plan Ordinary Shares, $0.0001 par value per share	7,341,996 shares (4)	$8.57(i)(ii)	$62,920,905.72	$8,104.22
Horizon Pharma, Inc. 2011 Employee Stock Purchase Plan Ordinary Shares, $0.0001 par value per share	1,201,769 shares (5)	$13.45(ii)	$16,163,793.05	$2,081.90
Horizon Pharma Public Limited Company 2014 Equity Incentive Plan Ordinary Shares, $0.0001 par value per share	22,052,130 shares (6)	$13.45(ii)	$296,601,148.50	$38,202.23
Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan Ordinary Shares, $0.0001 par value per share	2,500,000 shares (7)	$13.45(ii)	$33,625,000.00	$4,330.90
Horizon Pharma Public Limited Company 2014 Employee Share Purchase Plan Ordinary Shares, $0.0001 par value per share	10,465,879 shares (8)	$13.45(ii)	$140,766,072.55	$18,130.68

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant (the “Ordinary Shares”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares of the Registrant.
(2)	These estimates are made pursuant to Rule 457(c) or Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon (i) the weighted average exercise price for Ordinary Shares subject to outstanding options granted under the specified plan or (ii) the average of the high and low prices of the Ordinary Shares on September 19, 2014, as reported on the Nasdaq Stock Market.
(3)	Represents 1,133,798 Ordinary Shares issuable pursuant to outstanding equity awards under the Horizon Pharma, Inc. 2005 Stock Plan.
(4)	Represents 7,341,996 Ordinary Shares issuable pursuant to outstanding equity awards under the Horizon Pharma, Inc. 2011 Equity Incentive Plan.
(5)	Represents 1,201,769 Ordinary Shares available for issuance under the Horizon Pharma, Inc. 2011 Employee Stock Purchase Plan.
(6)	Represents 22,052,130 Ordinary Shares available for issuance under the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan.
(7)	Represents 2,500,000 Ordinary Shares available for issuance under the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan.
(8)	Represents 10,465,879 Ordinary Shares available for issuance under the Horizon Pharma Public Limited Company 2014 Employee Share Purchase Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Horizon Pharma Public Limited Company (the “Company”) to register 44,695,572 ordinary shares of the Company, nominal value $0.0001 per share (the “Ordinary Shares”), issuable under the plans and awards set forth herein, which plans and awards were adopted and assumed in connection with the Merger described below.

The Company is a public limited company formed under the laws of Ireland that was formerly named Vidara Therapeutics International Public Limited Company (“Vidara”). The Company entered into a Transaction Agreement and Plan of Merger, dated as of March 18, 2014, as amended (the “Merger Agreement”), by and among the Company, Vidara Therapeutics Holdings LLC, Horizon Pharma, Inc. (“Horizon”), Hamilton Holdings (USA), Inc., an indirect wholly-owned subsidiary of the Company (“U.S. HoldCo”), and Hamilton Merger Sub, Inc., a wholly-owned subsidiary of U.S. HoldCo (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Horizon (the “Merger”), with Horizon surviving the Merger as an indirect wholly-owned subsidiary of the Company. In the Merger, all outstanding shares of the common stock, par value $0.0001 per share, of Horizon (“Horizon Common Stock”) were canceled and converted into and became the right to receive Ordinary Shares on a one-for-one basis. The Ordinary Shares trade on the same exchange, The NASDAQ Global Market, and under the trading symbol, “HZNP”, that the shares of Horizon Common Stock traded on and under prior to the Merger. The Company is considered the successor to Horizon for certain purposes under both the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENTS

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Horizon Pharma Public Limited Company (the “Registrant”) or Horizon Pharma, Inc. (“Horizon”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

•	Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 13, 2014;

•	Horizon’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the Commission on May 9, 2014 and August 7, 2014, respectively;

•	Horizon’s Current Reports on Form 8-K filed with the Commission on January 16, 2014, February 6, 2014, March 4, 2014, March 19, 2014, March 20, 2014, April 17, 2014, May 9, 2014, June 18, 2014, June 19, 2014, July 2, 2014, July 28, 2014, August 7, 2014 and September 18, 2014; and

•	the Registrant’s Current Report on Form 8-K filed with the Commission on September 19, 2014 (which evidences the registration of the Registrant’s ordinary shares under Section 12(b) of the Exchange Act and includes therein a description of the Registrant’s ordinary shares).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Registrant’s ordinary shares offered hereby have been sold or which deregisters all of such ordinary shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; provided, however, that documents, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission (including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) shall not be deemed incorporated by reference into this Registration Statement.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Registrant’s memorandum and articles of association, subject to the provisions of, and so far as may be permitted by the Irish Companies Acts of 1963 to 2013, every director, the secretary and current or former executives may be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending civil or criminal proceedings that relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Registrant and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted, or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. Under the Registrant’s memorandum and articles of association, the Registrant’s directors, secretary and current or former executives, however, will not be entitled to indemnification by the Registrant if they incurred the liabilities through their own fraud or dishonesty in the performance of their duties to the Company, subject to certan exceptions.

In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers that require it to indemnify such persons against any and all expenses (including attorneys’ fees), judgments, penalties, fines and settlement amounts incurred in connection with any action or proceeding arising out of their service as a director, officer, employee, agent or fiduciary of the Registrant, or any of its affiliates to which the person provides services at the Registrant’s request; provided that the Registrant is not obligated to provide indemnification for, among other things, any claim made against an indemnitee (i) for which a final judgment is made that the indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct, or (ii) on account of conduct that is established by a final judgment as constituting negligence, default, a breach of duty or a breach of trust in relation to the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, secretary or executives for which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by the Registrant.

The Merger Agreement provides that the Registrant must indemnify and hold harmless all former officers and directors of Vidara to the same extent such persons were entitled to indemnification from Vidara for acts or omissions occurring on or prior to the closing date of the Merger. In addition, the Merger Agreement provides that all rights to indemnification under the Merger Agreement will survive the closing of the Merger indefinitely.

The Registrant maintains directors’ and officers’ liability insurance. The policy insures the Registrant’s directors, secretary and executives against unindemnified losses arising from certain wrongful acts in their capacities as directors, secretary and executives, and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors, secretary and executives. The policy contains various exclusions, none of which will apply to any offerings pursuant to this registration statement. In addition, the Merger Agreement provides that the Registrant must maintain for a period of six years from the closing date of the Merger the policy of directors’ and officers’ liability insurance maintained by Vidara and its affiliates prior to the closing date of the Merger, subject to certain limitations, or the Registrant may purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the closing date of the Merger.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

3.1(1)	Memorandum and Articles of Association of the Registrant.

4.1	Reference is made to Exhibit 3.1.

5.1	Opinion of McCann FitzGerald Solicitors.

23.1	Consent of McCann FitzGerald Solicitors. Reference is made to Exhibit 5.1.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Habif, Arogeti & Wynne LLP, independent registered public accounting firm.

23.4	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.5	Consent of KPMG LLP, independent auditors.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(2)	2005 Stock Plan and Form of Stock Option Agreement thereunder.

99.2(3)	Horizon Pharma, Inc. 2011 Equity Incentive Plan, as amended, and Form of Option Agreement and Form of Stock Option Grant Notice thereunder.

99.3(2)	Horizon Pharma, Inc. 2011 Employee Stock Purchase Plan and Form of Offering Document thereunder.

99.4	Horizon Pharma Public Limited Company 2014 Equity Incentive Plan and Form of Option Agreement, Form of Stock Option Grant Notice, Form of Restricted Stock Unit Agreement and Form of Restricted Stock Unit Grant Notice thereunder.

99.5	Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan and Form of Option Agreement, Form of Stock Option Grant Notice, Form of Restricted Stock Unit Agreement and Form of Restricted Stock Unit Grant Notice thereunder.

99.6	Horizon Pharma Public Limited Company 2014 Employee Share Purchase Plan.

(1)	Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the SEC on September 19, 2014.
(2)	Incorporated by reference to Horizon Pharma, Inc.’s Registration Statement on Form S-1 (No. 333-168504), as amended.
(3)	Incorporated by reference to Horizon Pharma, Inc.’s Current Report on Form 8-K, filed on March 4, 2014.

ITEM 9.	UNDERTAKINGS.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on September 19, 2014.

HORIZON PHARMA PUBLIC LIMITED COMPANY

By:	/s/ Timothy P. Walbert
Timothy P. Walbert
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy P. Walbert and Paul W. Hoelscher, and each of them, as his true and lawful attorney-in-fact and agent, each with full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy P. Walbert Timothy P. Walbert	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 19, 2014

/s/ Robert J. De Vaere Robert J. De Vaere	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 19, 2014

/s/ William F. Daniel William F. Daniel	Director	September 19, 2014

/s/ Michael Grey Michael Grey	Director	September 19, 2014

/s/ Jeff Himawan, Ph.D. Jeff Himawan, Ph.D.	Director	September 19, 2014

/s/ Virinder Nohria, M.D., Ph.D. Virinder Nohria, M.D., Ph.D.	Director	September 19, 2014

/s/ Ronald Pauli Ronald Pauli	Director	September 19, 2014

/s/ Gino Santini Gino Santini	Director	September 19, 2014

/s/ H. Thomas Watkins H. Thomas Watkins	Director	September 19, 2014

EXHIBIT INDEX

Exhibit Number	Description

3.1(1)	Memorandum and Articles of Association of the Registrant.

4.1	Reference is made to Exhibit 3.1.

5.1	Opinion of McCann FitzGerald Solicitors.

23.1	Consent of McCann FitzGerald Solicitors. Reference is made to Exhibit 5.1.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Habif, Arogeti & Wynne LLP, independent registered public accounting firm.

23.4	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.5	Consent of KPMG LLP, independent auditors.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(2)	2005 Stock Plan and Form of Stock Option Agreement thereunder.

99.2(3)	Horizon Pharma, Inc. 2011 Equity Incentive Plan, as amended, and Form of Option Agreement and Form of Stock Option Grant Notice thereunder.

99.3(2)	Horizon Pharma, Inc. 2011 Employee Stock Purchase Plan and Form of Offering Document thereunder.

99.4	Horizon Pharma Public Limited Company 2014 Equity Incentive Plan and Form of Option Agreement, Form of Stock Option Grant Notice, Form of Restricted Stock Unit Agreement and Form of Restricted Stock Unit Grant Notice thereunder.

99.5	Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan and Form of Option Agreement, Form of Stock Option Grant Notice, Form of Restricted Stock Unit Agreement and Form of Restricted Stock Unit Grant Notice thereunder.

99.6	Horizon Pharma Public Limited Company 2014 Employee Share Purchase Plan.

(1)	Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the SEC on September 19, 2014.
(2)	Incorporated by reference to Horizon Pharma, Inc.’s Registration Statement on Form S-1 (No. 333-168504), as amended.
(3)	Incorporated by reference to Horizon Pharma, Inc.’s Current Report on Form 8-K, filed on March 4, 2014.